Exhibit 99.3
Transcript of
ZAGG Incorporated (ZAGG)
Third Quarter 2010 Financial Results Conference Call
November 9, 2010

Participants
Robert G. Pedersen II, President & CEO
Brandon O’Brien, CFO

Presentation

Operator
Greetings and welcome to the ZAGG Incorporated third quarter 2010 financial results Conference Call.  At this time all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Mr. Brandon O’Brien, CFO for ZAGG Incorporated.  Thank you.  You may begin.

Brandon O’Brien – ZAGG Incorporated – CFO
Thanks Jen.  Good afternoon ladies and gentlemen.  Welcome to the ZAGG incorporated third quarter 2010 conference call.  On the call today from the company are Robert G. Pedersen II, President, co-founder and Chief Executive Officer and ZAGG’s Chief Financial Officer, Brandon O’Brien.  By now, everyone should have access to the third quarter 2010 earnings release which went out today at approximately 4 pm Eastern time.  If you have not received your release, it is available on the investor relations portion of the ZAGG website at www.ZAGG.com by clicking on the investor relations tab.  This call is being webcast and a replay will be available on the company’s website through March 11, 2011.

Before we begin, we would like to remind everyone that the prepared remarks contain certain forward-looking information including statements and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and speak only as of the date hereof.  We refer all of you to the risk factors contained in ZAGG’s annual report on form 10K and quarterly reports on form 10Q filed with the Securities and Exchange Commission for a more detailed discussion on the factors that can cause actual results to differ materially from those projected in any forward-looking statements.  ZAGG assumes no obligation to revise any forward-looking projections that may be made in today’s release or call.

Please note that on today’s call, in addition to discussing the GAAP financial results and the outlook for the company, the following non-GAAP financial measures will be discussed.  EBITDA and adjusted EBITDA.  An explanation of ZAGG’s use of these non-GAAP financial measures in this call and the reconciliation between GAAP and non-GAAP measures required by SEC regulation G is included in ZAGG’s press release today which again can be found in the investor relations section of the company’s website.  The non-GAAP information is not a substitute for any performance measure derived in accordance with GAAP and the use of such non-GAAP measures has limitations which are detailed in the company’s press release.  With that, I would like to turn the call over to Robert G. Pedersen.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Thank you Brandon.  And thank you for joining us today.  We are extremely pleased to report outstanding results for the third quarter of 2010 with another quarter of record revenue in earnings per share.  Total revenue for the quarter was $23.1 million, an increase of 137% over last year.  Gross margins held at 50% for the third quarter and our operating margins came in at 27%.  Our highest operating margins to date.  Net income was $3.9 million which exceeded our previous record net income from the preceding quarter and represented growth of over 300% from the third quarter of 2009.  This resulted in earnings per share of $0.16.  Brandon will go over the financial results in further detail later in the call.

Our very strong growth in the quarter was fueled primarily by record sales of our flagship product the InvisibleSHIELD line.  Due to 1, further expansion of our indirect shell, 2, new mobile device launches and 3, tremendous customer response to the ZAGG product line.  I’d like to start with the first point.  The indirect revenue expansion.

Record revenue and earnings results for the quarter were driven by announced distribution agreements in the third quarter such as AT&T and Staples, along with our continued expansion of the ZAGG products into established resellers such as Best Buy, Cincinnati Bell and Radio Shack, plus the high attach rate of our products to mobile devices sold in these stores.  As a result of the enthusiasm for new devices, demand for the invisible shield has continued to exceed our distributors’ forecasts leading to sales above and beyond even our internal expectation.  Additionally, we have been successful in getting more branded ZAGG products into our retail distribution channels validating our business model as we have described it to you all along in the past.  Expand distribution, build brand awareness and place more ZAGG products into our distribution channels through innovation.

As of the end of the third quarter, ZAGG has announced distribution agreements with 8 consumer electronic office supply and wireless retailers in North America.  I would like to highlight the Best Buy USA relationship as the model we are looking to emulate with other major distributors in the future.  In 2008, we began with 3 skews in 300 Best Buy stores.  Eventually we rolled out to the 1100 Best Buy locations nationwide and today ZAGG has 60 to 70 skews in all Best Buy stores.  Of those skews, the majority of them are the various designs of the invisibleSHIELD but we now have other ZAGG products like the ZAGG Smart Buds, ZAGG Sparks and our ZAGG cleaning products in the Best Buy mobile stand alone stores.  Early on, we were just one of the many offerings in the mobile device accessories aisle with other protection and case offerings.  However, by working closely with Best Buy management and educating the Best Buy sales people on the invisibleSHIELD advantages and providing training and support, we have built a strong and mutually beneficial partnership with Best Buy.  The ZAGG product displays are often a prominent feature in the mobile accessories area of Best Buy and sales people refer their device customers to our products, particularly for Smart phones and iPads.  Most Best Buy locations offer invisibleSHIELD installations for devices as well and this summer we participated in the Best Buy promotion and solution for the iPhone 4 antenna situation.  Best Buy’s mobile division has been the biggest driver of corporate profit growth in 2010 and they have seen significantly higher margins than the company average from this segment.  With less than 5% market share in the mobile device market, Best Buy corporate is highly focused on growing this profitable business segment where products such as accessories play a critical role in providing margin expansion, higher consumer interaction opportunities.  ZAGG’s relationship with Best Buy is based on supplying unique differentiated products that provide a high level of customer satisfaction for mobile customers.

Looking at our other retail partners, we see the opportunity for similar expansion of breadth and depth.  We have ongoing product training and education programs with our other retailers, both on the corporate level and on the store level.  By educating store employees, our frontline with the end user on the opportunity to increase customer satisfaction upsell a profitable accessory, ZAGG can become a key component to mobile device accessory sales success for all of our retail partners.  As of the end of this quarter, ZAGG’s products can be found now in over 12,000 store fronts world wide with 9500 stores in North America including Best Buy Canada and Future Shop in Canada and over 2500 store fronts in Europe and other countries.   We are also sold through many other independent distributors here in the US and Europe as well.

Going forward, ZAGG continues to vigorously pursue the opportunity for distribution partners and relationships with the remaining wireless retailers and their authorized resellers in the US and Europe as well as accessing the important markets in Asia and South America, keeping in mind that a significant majority of Smart Phone and mobile phone sales take place outside of North America.  Another important element to our record results this quarter is the recent introduction of several popular consumer mobile devices such as the iPad, Droid, Evo and iPhone 4 to name a few.  Smart Phones remain the single strongest growth catalyst in the mobile phone industry and are expected to grow to 24% of total shipments in 2011 which is over 360 million units worldwide.  The design functionality and price points of Smart Phones make them the mobile device sweet spot for ZAGG’s invisibleSHIELD and other product lines.  Users of these devices are reluctant to hide them in a case or leave them vulnerable to keys and coins as they are tossed into pockets and purses or dropped into the grey bins at airports.  These devices have become a status statement and keeping them pristine is a priority to their users.  Industry analysts expect the recent strong momentum for smart phone shipments to continue and we expect this trend to also continue and this will drive our revenue growth in the foreseeable future.

With the introduction of the Apple iPad, the tablet market has been redefined and re-energized.  Over 12 million iPads have been sold since they were introduced in April 2010 and one Wall Street analysts estimates that Apple could sell over $30 million iPads next year.  New tablet offerings from leading computer and mobile device manufacturers are expected to come to market during the fourth quarter.  Tablets further expand ZAGG’s addressable market and are very positive developments for our revenue growth as the invisibleSHIELD for tablets and iPads is a higher price point with similar margins.  Because the tablets themselves are expensive and as portable handheld devices, they are subject to a lot of wear and tear.  Many consumers are readily persuaded to purchase device protection.  We have seen tremendous customer response to the invisibleSHIELD and leather skins for iPads.  The combined invisibleSHIELD screen coverage and the leather skin back cover retail for $79.98 and can be installed at Best Buy.  This has proven to be an investment that many iPad owners view as essential to preserving their new high priced device.

In regards to another ZAGG product for Apple’s iPad, today a press release just went out announcing that ZAGG has been named an international CES Innovations 2011 Design and Engineering Awards Honoree for one of our upcoming products.  The ZAGGmate.  This is the third year in a row that ZAGG products have been recognized with this prestigious industry award.  We are anticipating a strong response for this new and exciting product which will be available on November 26th at select key retailers for the holiday season.  The ZAGGmate with keyboard will be priced at $99.99 and a version without the keyboard will be priced at $69.99.  The ZAGGmate is lightweight, durable, extreme protection, made from aircraft grade aluminum with high grade finish.  It matches the design, look and the feel of the Apple iPad exactly.  The ZAGGmate has an innovative hinge that provides various viewing angles and allows typing in both portrait and landscape along with high density padding for excellent drop protection.  And in the keyboard version, an embedded wireless Bluetooth physical keyboard is enclosed.  You can visit our website and check this out at www.ZAGG.com/ZAGGmate.  You can see pictures of the ZAGGmate and also some videos that we have included.  Incidentally, I just found out that the ZAGGmate is featured today on Gizmodo’s home page on Gizmodo.com.  We are very excited about this new product line.

We also recently announced that AT&T will carry an exclusive line of holiday themed ZAGG skins for four of their most popular devices.  These items are currently available in AT&T stores.  We are now seeing AT&T quickly expanding their skew count which was once one skew just a few months ago to multiple skews in a very short period of time.  Another favorable development for ZAGG is Apple.  Expanding the distribution channel for the iPhone and iPad beyond Apple stores, either to retailers where we are already present or to retailers where we are looking to gain entry.  The success of the invisibleSHIELD with their competitors and the fact that our product is highly differentiated from other accessories has helped our efforts in gaining access to new retail partners.  One example of the success is the recent introduction of the invisibleSHIELD for the iPad, now being offered at Verizon stores.  The nation’s largest mobile phone carrier with over 93 million subscribers where we have been focused on gaining entry for over a year now.  I can’t tell you how exciting this is to finally be in Verizon stores across the country.  This is a new major partnership and we are quickly developing this.

This brings me to my last point of revenue growth drivers which I highlighted in the beginning of my comments.  Tremendous customer support and response.  We have seen the rapid growth of our addressable market with new mobile device introductions.  We have seen dramatic expansion in our retail distribution channels but neither of these factors could produce the type of growth we have seen without a strong base of customer acceptance for our product line and meaningful enthusiasm for device accessories.  Where we can take the company long term will be highly dependent on our ability to build a large passionate and devoted customer base that repeatedly applies our line of protective solutions and other enhancing accessories to their mobile devices and look to enhance their experience with their growing line of accessories.  Through our online presence, our standalone ZAGG branded retail stores and small kiosk presence and our expanding reach into wireless retailers, consumer electronic retailers, we look to provide the highest level of customer satisfaction with exciting functional products that protect, personalize and enhance the customer experience.  We are constantly looking for innovative and cool products.  A recent introduction that fits this description is our ZAGG sport leather skin line, a line of adhesive leather protection inspired the gear from the most popular sports, football, basketball, baseball and coming soon, soccer.  They recreate the look and feel of the skin of your favorite sport leather balls and when combined with the invisibleSHIELD on the screen, they provide full body protection for mobile devices as thin and sleek as possible.  These ZAGG leather skins are also patent pending.  There is nothing like it in the world.  ZAGG sport leather skins are currently available online on our website and are now going into select retailers at this time for Christmas.

In summary, this has been a great quarter for ZAGG with record top and bottom line growth.  I would like to thank my dedicated and hard working team at ZAGG.  Without all of these employees working closely on a day to day basis, we would not be able to make this possible.  I also want to thank our many partners and affiliates who also helped in making this possible.  We all look forward to continued success with our line of innovative, fun and sophisticated products.  With that, I would like to turn the call over to Brandon for a detailed review of our financials.  Brandon?

Brandon O’Brien – ZAGG Incorporated – CFO
Thank you Robert and thanks again to everyone on the call today.  We are very pleased with the record results for the third quarter.  Revenues for the quarter were $23.1 million, which is an increase of 137% year over year from $9.7 million in Q3 2009 and a sequential improvement of $8 million from the previous quarter’s record revenues of $15.1 million.  Gross profit for the quarter was $11.6 million, an increase of $4.1 million from last quarter of $7.5 million which translates into gross margins for the third quarter of 50% versus 54% for Q3 2009 and is flat with last quarter.  We are able to maintain good control on cost of goods in the quarter despite the acceleration in growth and now have alternate sources for components which were previously single sourced.  One aspect of our financial results that I am particularly pleased with is our operating leverage.  As a result of a lean business structure, tight operating control and a large percentage of fixed costs, our operating income in the quarter was $6.2 million, an increase of 318% year over year and 91% sequentially.  Operating margins for the quarter were 27%, an improvement of 530 basis points from the previous quarter.

Net income in Q3 rose to a record $3.9 million in the quarter, an increase of 325% from $0.9 million in the third quarter of 2009 and a 102% rise from the previous quarter, $1.9 million with fully diluted shares outstanding of 24,029,177 for the quarter.  That calculates to earnings per share of $0.16 compared to $0.04 last year and $0.08 in the previous quarter.  Adjusted EBITDA for the third quarter came in at $6.4 million or $0.27 per share.  That compares to $1.7 million or $0.07 per share for the third quarter of 2009 and $3.5 million or $0.15 per share from the previous quarter.

Turning to the balance sheet, working capital at the end of the quarter was $21.1 million compared to working capital of $16.5 million at June 30th, 2010.  We have no long term debt at this time and have not drawn down anything against our $5 million line of credit with US bank.  The sales mix in the quarter saw once again an increase from the indirect channel but the growth of internet sales was strong as well.  We saw good growth with our mall kiosks and our newest contribution to our distribution channel, standalone stores grew nicely in the quarter.  The breakdown of sales for the third quarter is as follows.  75% of sales was from indirect or wholesale channels.  16% came from the website.  6% was through the mall kiosk program.  3% from shipping and handling.  We continue to have the highest percentage of sales coming from our indirect channel and are glad to report that we have not seen any deterioration in the overall margins from this channel.  As we have stated before, the indirect channel continues to be the primary distribution channel for the ZAGG product line.  Our long term goal remains to build distribution and eventually, put more branded ZAGG products into the channel.  The dramatic increase in all our financial metrics is a function of our expanding distribution channel and new products we are able to put into that channel.

Looking forward to the end of 2010 and the fourth quarter we reiterate our guidance that we provided in our release on October 14th, 2010 for full year 2010 revenue and growth of 70%.  The increased guidance is as a result of stronger demand for our flagship product, the invisibleSHIELD than previously anticipated as a function of our announced distribution agreement since the beginning of the year.  More skews shipped to existing store fronts and the introduction of new mobile devices.  With that, I will turn the call back over to Robert Pedersen.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
In closing, I want to emphasize that we that we made some major milestones in this quarter and we have also taken some very recent actions that can strengthen and transform our business.  The first is settling the Mason Patent issue.  The acquisition of these two industry patents will now give us a substantial competitive advantage.  Number 2 is removing the log-jam on developing HZO waterblocking technology for gadgets and the ability to attract investors in this venture so we can finally commercialize this important asset.  This is an exciting new area of ZAGG and we look forward to sharing updates going forward.  We continue to be on solid ground to grow our business and keep our competitive edge with these developments.  With that, I would like to turn the call over to the Q&A operator.

Operator
Thank you.  Ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * key.  Our first question comes from the line of Richard Fetyko with Merrimen Capital.  Please proceed with your question.

<Q>:  Good evening guys.  Congrats on an excellent quarter.  Good progress.  Curious about the gross margin trends sequentially they were flat at 50% which is better than I expected considering the continuing growth from the indirect channel.  So just curious you know, if the indirect channel continues to grow faster than the other sales channels, should we expect the gross margins over time to dip below 50%?  I guess that’s an indirect way of me asking you whether the gross margins in the wholesale channel are lower than 50%.

Brandon O’Brien – ZAGG Incorporated – CFO
Well Richard, we are always targeting 50% as our gross margin contribution.  So any time we are looking at going into new distribution channels, new partners, that’s the target that we are shooting for is to maintain that 50%.  So in the future, it could come down slightly.  I mean there is always that possibility but again, we are targeting to maintain that 50%.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Also Richard with our products as we bring in new products and look for products to offer, one of the big considerations we looked at is can we maintain these margins on the product line all the way through the retail channel to keep our 50% margins.

<Q>:  Got it and now as kind of my followup, curious about the invisibleSHIELDs on iPads as well as the ZAGGmate, what is their gross margin profile relative to the flagship invisibleSHIELD?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Yeah, they’re consistent with the other, the blended contribution margin that we are experiencing so,

Brandon O’Brien – ZAGG Incorporated – CFO
Some products may be a little bit higher and some products are a little bit lower.  Some channels or partners are pricing maybe a little bit better than other channels or partnerships.  Again, overall the blended average, we think that we can maintain close to 50% overall gross margin.

<Q>:  Excellent, and a couple more about the iPad invisibleSHIELD, I know you’re not selling them in the AT&T wireless stores yet because you don’t have a dry version of those.  I was curious if that was in the works and then lastly, with respect to iPads, just curious if you have had enough or any feedback from your distribution partners and retailers and wireless carriers regarding the attachment rates of iPad and the iPad invisibleSHIELD that you’re selling?

Brandon O’Brien – ZAGG Incorporated – CFO
The iPad has certainly been a significant addition and revenue driver for us and you know, at this time as successful as it has been for us so far, we think that going into the Christmas and going into next year is even going to be better.   We think it will be even more significant.  We are not breaking down the exact attach rates at this time because we don’t want to use those as continued metrics going forward but suffice it to say that at this time the attach rates we think are great but they can even get better and specifically, as far as AT&T goes with the iPad, that’s not a skew at this time, but as we started out with just one skew in AT&T, we have multiple skews that will be in AT&T over the next few weeks and going into Christmas and so, I’m not prepared to announce which skews and what we are doing exactly yet but we believe that that will continue to see increased skews and the invisibleSHIELD for us for the iPad will be a strong product going into this next year.

<Q>:  Okay thanks.

Brandon O’Brien – ZAGG Incorporated – CFO
Thanks Richard.

Operator
Thank you.  Our next question comes from the line of Mike Latimore with Northland Capital Markets.  Please proceed with your question.

<Q>:  Yeah, good evening, great quarter there.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Thanks Mike.

<Q>:  I’m just curious about just the stock orders for the holiday season.  Can you take maybe even sort of qualitatively about how the stock orders have flowed kind of September into this point.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Yeah I mean we’ve had, they are starting to come down a little bit Mike that you have got to keep in mind that there is always new skews and new products that are coming out so I mean if you’re talking about the status quo products, the iPhone 4, we are able to get most of those stocks into the stores and that kind of spans to both Q3 and Q4 but we have new products coming into line that will be able to continue our growth as we move into the rest of the year and the website still will be very strong for us in the fourth quarter.

<Q>:  Great and the website and your mall kiosk too will kind of do pretty well in the fourth quarter from seasonal patterns.  Do you have a sense yet of what kind of, is it more seasonal, more of an impact now that the iPad is in the mix here this holiday season?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Yeah we haven’t really seen them.  I mean we don’t have anything to bench mark that against with, you know there’s no prior history to bench mark the iPad with so I mean we still continue to see very strong sell through with the iPad.

<Q>:  And when there is, do you see customers, when they are getting a stocking order, do they tend to be buying enough for two to three weeks is that the general, still the pattern?

Brandon O’Brien – ZAGG Incorporated – CFO
Well if you take for instance, you know, one of our biggest customers are Best Buy and they order on a weekly basis and so for the Christmas season they order a little bit more to get initial flow into their stores but we are still seeing continued orders each week from most of our channel partners.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Most of the new partners when they come on they will do anywhere from two to four weeks worth of inventory.  Sometimes they way underestimate and they don’t have enough.  Well, that’s usually been the case.  That’s what their thinking is, about two to four weeks’ worth of inventory initially but followup quickly with orders and most of them are ordering between every one and two weeks.

<Q>:  Okay and just last question is on expenses I guess.  How many employees did you have at the end of the third quarter?  How many do you think you’ll have at the end of the fourth quarter and do you expect to increase marketing around the holiday season here, sequentially?

Brandon O’Brien – ZAGG Incorporated – CFO
Yeah, I mean, the typical back pattern for us is there is going to be additional market spend, particularly online, that’s where the majority of our marketing dollars are spent.  So with the increased traffic that we typically experience in the fourth quarter, our marketing expenses tend to ramp up a little bit you know, and then the number of employees that we have.  I mean we are still maintaining, we’re about flat with where we were at the end of the second quarter with about 150 employees.  We’ve still got a lot of those employees are customer service, I mean really lower level employees.  Of the mall carts that we own, our mall cart program, we have six of those carts are corporate owned, so that includes those employees.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Not lower level in terms of course contribution, lower level in terms of compensation.

<Q>:  Okay.  Thank you.

Operator
Thank you.  Our next question comes from the line of John Hickman with MDV Capital.  Please proceed with your question.

<Q>:  Hi, good quarter.  Thanks.  I’m in an airport, if you hear background noise, I’m sorry.  So I have a few questions.  First of all, how many mall kiosks do you have?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
We have 110 of them now at this time.

<Q>:  Okay, what’s the capacity of the fulfillment center right now?  I mean can you double your revenue from here in that center or what?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Yeah, what we have done is through the fulfillment center we have obviously planned on future growth and the fulfillment center could ramp up and could double all of our fulfillment and expansion in a period of three to four weeks; we could completely double.  So, the other thing that I didn’t announce or I guess I didn’t put into the initial remarks that I want to highlight is that we believe that there is a huge opportunity right now for us to go into Europe in a bigger way.  One of the things that has held us back in our international expansion, as much as we would have liked to up until this point, is one of the keys that we are successful at here in the United States is that we are very quick to market.  That speed to market when a new device comes out to be able to be on shelf is critical to be successful, something we haven’t been able to do very well internationally.  And so in order to do that as well as be able to support our international partners on the frontline, we are going into Europe as our first line of expansion and we are opening up a fulfillment center in Ireland.  In Ireland, many of the bigger companies also have fulfillment centers.  There are some advantages, financial advantages there on taxes and other advantages to be able to operate from speed to market point of view and getting a product to end distributors and thus the end consumers at a more reasonable price point and so we are doing that, one of our key executives, Brian Peck is actually moving over there with his family in the next two weeks and we are very excited about that opportunity to expand into Europe in a more concerted way.

<Q>:  Okay, thanks.  Next, I missed part of the call; I got dropped off but what did you say about the Mason patent, did you buy that?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Yeah, we settled the patent infringement claim by Mason E-shields on August 31st, 2010, we were notified of a patent infringement law suit.  After consulting with advisors and our attorneys, we entered into an agreement to purchase all of the rights of the patents from the holder.  We weighed the cost of litigation and the patent scope and we determined that it was much more beneficial for us to own these patents, so we did acquire these patents from Mason.

<Q>:  And are you going to tell us how much that cost?

Brandon O’Brien – ZAGG Incorporated – CFO
Well for further information on that, if you can get that into the footnote disclosure, we paid the cash payment is $350,000.  We also issued 70,000 shares of restricted stock and that was effective today and we issued a warrant to purchase 750,000 shares of stock at today’s price.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
I think this is a pretty exciting move for the company.  When we were first approached with this, we believed that we would be able to invalidate this patent and yet, even to go through that process, even we were successful which we believe we would have been, but to go through that process, it would be very expensive and very time consuming and so what really happened here is we turned lemons into lemonade and we created an opportunity.  We now own two patents that we can use and we need to now formulate our game plan as to how we are going to utilize those in both the defensive and an offensive way but we believe this will change the landscape of the competitive environment of those infringing directly with our patents and the invisibleSHIELD and the kits pertaining around them.

<Q>:  Okay.  And then just two more questions really quick.  Did you mention cash flow in the quarter?  Brandon, did you guys generate cash or?

Brandon O’Brien – ZAGG Incorporated – CFO
Yeah, we were cash flow neutral during this quarter.  I mean the cash flow statement showed cash used in operations of $77,000, we really have to build our working capital has grown as our receivables have grown.  We had very strong [INAUDIBLE], this last quarter and they are all on account, so our accounts receivable grew substantially and also we have had to increase our inventory levels as we have expanded to new customers to make sure that we can meet their demands so we have invested cash into building our inventory levels.

<Q>:  Okay and then just one last question and I don’t want to be rude here or anything but would you please address one more time your contract with Best Buy and what their opportunity is to return product to you or not.  Could you lay that out on the table one more time.

Brandon O’Brien – ZAGG Incorporated – CFO
Sure, as we have reiterated in the past.  Our contract with Best Buy does not allow for any type of return.  We do not have the ability to send products to Best Buy more than they order.  So there is no way for us to stuff that channel.  We are fulfilling the orders that Best Buy sends to us on a weekly basis.  They get that product.  That product is theirs then and there’s no return rights on that.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
You know, in addition to Best Buy, just to make it really clear, there are no buy back clauses with any of our retailers or distributors.  Best Buy we actually go directly to.  There is not a distributor involved with our relationship there but we don’t have any kind of buy back clauses with anybody.  The only partner that there is any type of a differentiating issue here would be Staples, again there is no buy back clause but we count the sales based on the actual sell through to the customers because it’s a consignment shop and that’s how they operate with all of their retailers and partners.

Brandon O’Brien – ZAGG Incorporated – CFO
So the inventory that they are holding in their stores, we include in our inventory.

<Q>:  Okay, that’s it from me.  Thanks.

Brandon O’Brien – ZAGG Incorporated – CFO
Thank you John.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Thank you John.

Operator
Thank you.  Our next question comes from the line of Mark Robbins with HP Securities.  Please proceed with your question.

<Q>:  Thank you.  Very good quarter.  Stellar performance, really proud of you.

Brandon O’Brien – ZAGG Incorporated – CFO
Thanks Mark.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Thank you Mark.

<Q>: Just a couple, yeah and I can say that because I’ve watched you for a long time.  Just a couple, one circle back on the patents.  I guess these patents have to do with whole body shield covering and capability, is that right?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Okay, so our IP portfolio is starting to expand quite a bit, we have patents filed on most of our product lines and have been issued patents on various products and product lines within the ZAGG family.  Regarding the invisibleSHIELD line, we filed a patent pending on the whole idea of wrapping clear protective film around gadgets.  That’s a utility patent of doing that.  It has taken a lot time.  The patent has been pending for a long, long time and our attorneys are going back and forth with the examiners even now still.  So that is still at patent that you know, if and when issued, it would be a very strong patent on the utility of any kind of film being placed on gadgets and so that’s number 1.  Now, this patent or these two patents actually that Mason was able to get issued and were owned by him are around a kit.  So the whole idea of putting an invisible shield or a clear piece of film and a spray, some kind of a spray solution for application purposes and a squeegee in a kit to send out to customers, which is what we do with all of our invisible shields, other than our dry, it also has a squeegee, but it doesn’t have the spray solution.  So, these patents, one is more specific and then the second followup patent actually is more general, which is more powerful and I am very excited right now because we now own those patents and what once was something that we would have to fight and invalidate, we would be the only ones who could invalidate, now we can actually use it on our side in the arsenal and be able to defend and like I said, potentially use for offensive measures and we need to determine that but, that’s very exciting for us now Mark.

<Q>:  Thank you.  Yeah that helps understanding.  Help me better understand the fact that AT&T, Verizon, some of these other new partners that you have, retail partners are accepting product as late as they are in the holiday season.  I find it surprising that they are changing their planogram at this time.  Can you kind of give us a little better feel for that?  Is it just because the invisibleSHIELD and the new electronic gadgets are kind of like peas and carrots?  They go together so well?

Brandon O’Brien – ZAGG Incorporated – CFO
Mark, they’re not changing and actually the reality is they do have their planograms set months in advance and we just haven’t announced many of the new products that are going into these stores and so if they haven’t been announced and they are not out there, we have really tried to not pre-empt the market by saying this is what we are doing or this is what was coming.  We are trying to more and more talk about this is what we have done, this is how we have been successful and focused on the reality of success, not the future, any kind of high.  We are really trying to say this is what has happened.  When it comes to the ZAGGmate, we took early prototypes of the ZAGGmate to these major key partners and we selected a few and they committed to orders and the production is actually being finished now and will be going into stores for Black Friday and going into stores for the beginning of December.  So many times they will make an exception for an exceptional product and that is the case here.  Some of our other products, the invisibleSHIELD lines, the ZAGG skin lines and so forth, they already skewed those up and AT&T, if you go into AT&T stores today, you’ll see our ZAGG skins there on the shelves in AT&T.

<Q>:  that’s the perfect entre to the next question.  Give us an update on ZAGG skins and in particular, how’s it going in the corporate arena, how you can get more sales through the website.

Brandon O’Brien – ZAGG Incorporated – CFO
Well Mark, I know that you’ve always been a big fan of ZAGG skins and so am I and so this is very exciting to see them finally going into, not just going into retail but seeing key designs going into major retailers like AT&T and there are some others going in as well but again, I am not announcing them here on the call, I want to wait until they are in the retailers.  Some of these big players, these retailers, we have to do things a little bit differently.  I mean sometimes we won’t even put out a press release or describe who it is as was the case with Target and recently with Verizon.  We didn’t name Verizon and so it changes a little bit and so very, very exciting things with the ZAGG skins.  Still the only way you can get a customized ZAGG skin with your own picture or your own design that you design yourself is on our website, ZAGG skins.com or ZAGG.com/ZAGGskins.  So that is continuing to grow.  I mean it doesn’t slow down and the reality is our online sales are up substantially over last year and yet the percentage of the online is down a little bit this quarter because our indirect is taken up so fast and so robust but if you just look at online sales quarter to quarter and year over year, our online sales are actually very strong right now and continue to grow.

<Q>:  Just two more quick questions.  Can you say anything more about HZO?

Brandon O’Brien – ZAGG Incorporated – CFO
Yeah, ZAGG has had some very recent developments on HZO and you know that’s the electronic device water proofing technology.  In September 2009 we entered into the bridged loan agreement with HZO for $1.1 million to acquire certain rights to the golden shell back technology.  As a result, ZAGG was granted the exclusive worldwide marketing rights for the technology.  The bridge loan was secured by a pledge of HZO assets in a technology contribution agreement between HZO and NMI under which HZO could acquire NMI’s patent applications and related technology for the golden shell back technology.  ZAGG also entered into a guarantee agreement for an additional $2 million payment to HZO originally scheduled for payment on February 25th, 2010.  On August 11th, 2010, ZAGG made an additional advance of $220,000 under the bridge loan to HZO to make a partial payment to NMI and to further close in on the technology contribution agreement until November 4th, 2010.  However, HZO and it’s lead investor V-Spring were unable to secure the necessary third party financing to close under the technology contribution agreement by the deadline.  As a result, ZAGG decided to pay the balance of $1.8 million due NMI on November 5th, 2010.  In connection with the closing, NMI conveyed all of its rights under its patents, applications and related technology for the golden shell back technology to HZO.  Following the closing, ZAGG owns 55% of the capital stock of HZO.  This is a very positive development for ZAGG as it now clears the way for commercialization of this technology and will make it much easier to bring in investors to bring the technology to market.  One major impediment to bringing investors on board under the previous arrangement was the uncertainty over the IP and long term rights.  But we will keep you posted on our progress with HZO on future calls as well.

<Q>:  Thank you and then my very last question is, in the fourth quarter, talk to me a little bit about bonuses and would they really torque out your operating expense area SG&A?

Brandon O’Brien – ZAGG Incorporated – CFO
Our bonuses would be consistent with prior years.  I wouldn’t anticipated that that would be anything that would really throw SG&A out of whack in the fourth quarter Mark.

<Q>:  Okay.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Especially as a percentage Mark, when you look at the increase of revenue as a percentage, any wages or bonuses actually will be a lower percent than what it has been in the past.

<Q>:  Really good, again, great quarter guys.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Thank you very much Mark.

Operator
Thank you.  Our next question comes from the line of Matt Spratford with Sidoti and company.  Please proceed with your question.

<Q>:  Hey guys, how are you doing?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Hey, good Matt.

<Q>:  Two quick questions.  I’m sure you’re getting all talked out.  I was just curious if you think this operating margin is sustainable?

Brandon O’Brien – ZAGG Incorporated – CFO
That’s a great question Matt.  We did see some very strong growth in our operating margins.  We were able to leverage our large fixed expenses that we have in our financials.  We have always provided the annual guidance as far as operating margins, you know so 19 to 21% is what we were targeting for this year.  Year to date we are still just over 22% on operating margins so I think for the year we are still comfortable with our guidance, maybe a little above the 21%.  There is still going to be some lumpiness associated with our operating margins, you know rapid sales growth.  We kind of have a lag on some expenses and they come up but we are still confident that we will able to maintain very strong operating margins.

<Q>:  Gotcha, and then secondly, I am curious about the international opportunity you guys have.  Do you have any idea what the attachment rates are for international markets versus North America in terms of just Smart Phones.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Yes, first of all, the US leads the way as far as the adoption of smart phones as a comparison to overall phone sales.  In the past year to two years, it was 14%.  Now we are in the mid 20s.  I think it is 24% as of now smart phones and going into, there are forecasts that say you know, that smart phones will be up to 50% of the total phones sold in the next two years and the US leads the way in that trend but it is quickly being adopted internationally and that is why we wanted to get a jump on the market in Europe and also some of the changes and forward-looking improvements that we are making in Japan and some other areas to make sure that we’re ready for this new flush going into Asia and Europe for smart phone adoption.

<Q>:  Okay so just in terms of a comparison, do you know typically what the attachment rate is per phone sold in Europe versus America for invisibleSHIELDs, I mean at Carphone Warehouse.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
You know, I hate to quote exact percentages and then someone calls me out on it, you know how that goes.  So it’s definitely lower.

<Q>:  Gotcha, fair enough.  That’s it from me. Thanks guys.  Congratulations.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Okay, thanks a lot Matt.

Operator
Thank you.  Our next question comes from the line of Daniel Pike, private investor.  Please proceed with your question.

<Q>:  Hey guys.  Great job, as usual, I’ll be quick, I think you’re running out of time.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Thanks Dan.

<Q>:  Yeah, I don’t think you could have gone any better.  So first question, gross margins.  In the second quarter there was a slight issue, demand was so high you didn’t have enough spray bottles and that hurt gross margins in the second quarter, did any of that bleed over into Q3 or was that issue straightened out before the beginning of Q3 and if it did, how much did it impact margins on the gross margin line?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
That’s a great question Dan.  It did bleed over into the third quarter.  We experienced almost two thirds of the third quarter had the same issues with bringing in those bottles for the installation kit and we have since got additional suppliers online and we are keeping a supply here in the states to help bridge that gap but there definitely was some contribution that, some margin degradation because of that issue.

<Q>:  Okay, great.  Low hanging through for the future.  The second question is ZAGGmate, the product looks great.  Can you disclose how many stores are going to take it before Black Friday?

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Based on our production that we are able to get out, that was the biggest issue, was trying to get just enough made as quickly as possible and so our manufacturing facilities are, that’s what they are doing.  We have full time guys over in Asia getting them made and shipped and I’m very pleased with the quality of the ZAGGmate.  We have attention to detail.  We want to make sure that it comes out and it’s just a premium product and quality and we’re starting off with two retailers that have committed to significant orders already and then we will let the other retailers.  We actually couldn’t let the other retailers who wanted it have it yet, and so once we say okay, we’re ready, you can have it, we have enough production, we didn’t want to over commit and not be able to fulfill, especially with some of our newer partners and so two major partners will carry it and it will be in stores in the next few weeks.

<Q>:  Terrific, HZO, it sounds like you’re able to, you’re now ready to ramp it up.  You’ve had a year to think about it.  What would be your guess as to how you will go about doing it.  Are you more likely to offer it as a add on feature from OEMs or would you want to make your own MP3 players and waterproof them or …, it’s the potential game changer so I’m curious to know what you think is the best way to bring this technology onto the market so people can swim with their phones.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Yeah, and I know you’re a triathlete so you want to be able to swim with it, I understand.  You know first of all, yes.  We’ve had time to think about it and our game plan and structure has changed a little bit.  We will be attacking this from two fronts.  As the majority shareholder in HZO, ZAGG is now the majority owner and shareholder.  We have converted everything to straight stock.  Some of the officers and other people had some ownership in HZO individually.  I had ownership.  We actually gave all of that ownership to ZAGG.  We just transferred it over and gave it to ZAGG.  We wanted to make sure it was just very, very clean and we would all benefit directly through ZAGG and so I am pleased about the structure on that side and then on the marketing side, we will attack it on a couple of fronts.  We have the golden shell back technology which we have acquired and that is finalized.  An agreement is all signed and we also are working in conjunction with a couple of universities on some similar technology but very complimentary and one part of the technology will be used to coat gadgets that are already made, that are ready for retail and we will be able to take an iTouch for example or other MP3 players and so forth, that are already made and we would take those and we would actually coat them and they would be retail ready.  That’s number 1.  Number 2 is we would actually use a variation or the golden shell back technology which seems more suited for the OEM production on the production line and at this time it seems like that technology is a little more robust and long lasting and so I am getting pretty detailed here but the reality is, yes it’s exciting.  Yes we are taking this to market.  You will see the results next year going into 2011 and you know, we’ll keep you informed.

<Q>:  Terrific.  Again guys, you couldn’t have done any better.  Congratulations and thanks a lot.

Brandon O’Brien – ZAGG Incorporated – CFO
Thank you Dan.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Thanks.

<Q>:  Okay. Bye, bye.

Operator
Thank you.  Ladies and gentlemen, I would now like to turn the floor back over to management for any closing comments.

Robert G. Pedersen – ZAGG Incorporated – President & CEO
Thank you operator.  I would like to thank everyone on the ZAGG team for their continue effort, dedication and good work.  In addition, I would like to thank all of you very much for spending some time with us on this call and for your interest in ZAGG.  We appreciate your support and look forward to speaking with you again on our fourth quarter conference call.  It’s exactly 4 o’clock, one hour.  That’s amazing.  Have a great day and as we always like to say.  Go ZAGG.

Operator
Thank you.  Ladies and gentlemen, this concludes today’s teleconference call.  You may disconnect your lines at this time.  Thank you for your participation.

Operator
This concludes today’s teleconference, you may disconnect your lines at this time.  Thank you for your participation.